As filed with the U.S. Securities and Exchange Commission on November 19, 2020
Registration No. 333-249853

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Tiga Acquisition Corp.
(Exact name of registrant as specified in its charter)

Cayman Islands (State or Other Jurisdiction of Incorporation or Organization)	6770 (Primary Standard Industrial Classification Code Number)	N/A (I.R.S. Employer Identification Number)

250 North Bridge Road
#24-00, Raffles City Tower
Singapore 179101
Tel:  +65 6338 2132
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Maples Fiduciary Services (Delaware) Inc.
4001 Kennett Pike, Suite 302
Wilmington, Delaware 19807
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Rod Miller, Esq.
Milbank LLP
55 Hudson Yards
New York, New York 10001
Tel:  212-530-5000

and

David H. Zemans
Naomi J. Ishikawa, Esq.
Milbank LLP
Marina Bay Financial Centre
#36-03 Tower 3
Singapore 018982
Tel:  +65 6428-2400
Michael Johns Michael Lockwood Maples and Calder PO Box 309, Ugland House Grand Cayman KY1-1104 Cayman Islands Tel: 345-949-8066	Harald Halbhuber, Esq. Merritt Johnson, Esq. Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022 212-848-4000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _____________
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _____________
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _____________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Security Being Registered	Amount Being Registered	Proposed Maximum Offering Price per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Units, each consisting of one Class A ordinary share, $0.0001 par value, and one half of one warrant(2)	23,000,000 Units	$10.00	$230,000,000	$25,093
Class A ordinary shares included as part of the units(3)(4)	23,000,000 Shares	-	-	-	(5)
Warrants included as part of the units(3)(4)	11,500,000 Warrants	-	-	-	(5)
Total		-	$230,000,000	$25,093	(6)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)
Includes 3,000,000 units, consisting of 3,000,000 Class A ordinary shares and 1,500,000 warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)
Pursuant to Rule 416 under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share sub-divisions, share capitalizations or similar transactions.

(4)
Maximum number of Class A ordinary shares and warrants, as applicable, included in the units described above, including those that may be issued upon exercise of a 45-day option granted to the underwriters described above.

(5)	No fee pursuant to Rule 457(g) under the Securities Act.
(6)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 (“Amendment No. 1”) to the Registration Statement on Form S-1 (File No. 333-249853) of Tiga Acquisition Corp. (“Registration Statement”) is being filed solely for the purpose of filing certain exhibits as indicated in Part II of this Amendment No. 1. This Amendment No. 1 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.          Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:

SEC/FINRA expenses	$200,000
Accounting fees and expenses	75,000
Printing and engraving expenses	50,000
Travel and road show expenses	-
Legal fees and expenses	395,000
Listing and filing fees	85,000
Director & Officers liability insurance premiums(1)	150,000
Miscellaneous	45,000
Total	$1,000,000
__________________

(1)
This amount represents the approximate amount of annual director and officer liability insurance premiums the registrant anticipates paying following the completion of its initial public offering and until it completes a business combination.

Item 14.          Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime.  Our memorandum and articles of association will provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.  We may purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares, if any).  Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.                    Recent Sales of Unregistered Securities.

On July 27, 2020, Tiga Sponsor LLC, our sponsor, was issued an aggregate of 5,750,000 of our Class B ordinary shares (up to 750,000 of which are subject to forfeiture by our sponsor depending on the extent to which the underwriters’ over-allotment option is exercised), which were issued in exchange for a capital contribution of $25,000, or approximately $0.0043 per share.  Such securities were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.                 Class B ordinary shares were forfeited to us by our sponsor prior to this offering.

G. Raymond Zage, III, holds a 75% ownership interest in our sponsor.  Our sponsor is an accredited investor for purposes of Rule 501 of Regulation D.  Each of the equity holders in our sponsor is an accredited investor under Rule 501 of Regulation D.  The sole business of our sponsor is to act as the Company’s sponsor in connection with this offering.

Our sponsor has committed, pursuant to separate written agreements, to purchase an aggregate of 8,000,000 private placement warrants (or 8,900,000 if the underwriters’ over-allotment option is exercised in full), each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $1.00 per warrant ($8,000,000 in the aggregate or $8,900,000 if the underwriters’ over-allotment option is exercised in full), in a private placement that will close simultaneously with the closing of this offering.  Our sponsor also has an option to purchase up to 6,000,000 (or 6,900,000 if the underwriters’ over-allotment option is exercised in full) additional private placement warrants in order to extend the period of time to consummate a business combination.  These issuances will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

On November 4, 2020, we entered into an amended and restated forward purchase agreement pursuant to which the forward purchaser agreed to purchase an aggregate of 5,000,000 Class A ordinary shares, plus an aggregate of 2,500,000 redeemable warrants, for an aggregate purchase price of $50,000,000 in one or multiple private placements to close prior to or concurrently with our initial business combination.  Pursuant to the forward purchase agreement, the forward purchaser was also granted an option to subscribe, in the forward purchaser’s sole discretion, for an additional 5,000,000 Class A ordinary shares plus an additional 2,500,000 redeemable warrants to purchase one Class A ordinary share at $11.50 per share, for an additional purchase price of $50,000,000, or $10.00 per Class A ordinary share, in one or multiple private placements to close prior to or concurrently with the closing of our initial business combination.  The terms of the forward purchase agreement permit the forward purchaser to transfer the rights to purchase the forward purchase securities to third parties.  However, the forward purchaser’s obligation to purchase the forward purchase securities may not be transferred to any other parties, and the forward purchaser remains obligated to purchase the forward purchase securities in the event such third party transferee fails to purchase the forward purchase securities or to purchase any remaining forward purchase securities not purchased by such a third party transferee.  The aggregate proceeds from the sale of securities under the forward purchase agreement will be used by us for purposes related to our initial business combination.

No underwriting discounts or commissions were paid with respect to such sales.

Item 16.                    Exhibits and Financial Statement Schedules.

Exhibit No.	Description
1.1**	Form of Underwriting Agreement.
3.1*	Memorandum and Articles of Association.
3.2*	Form of Amended and Restated Memorandum and Articles of Association.
4.1*	Form of Specimen Unit Certificate.
4.2*	Form of Specimen Ordinary Share Certificate.
4.3*	Form of Specimen Warrant Certificate (included in Exhibit 4.4).
4.4*	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.
5.1**	Opinion of Milbank LLP.
5.2**	Opinion of Maples and Calder, Cayman Islands Legal Counsel to the Registrant.
10.1*	Form of Letter Agreement among the Registrant, Tiga Sponsor LLC and each of the directors and officers of the Registrant.

Exhibit No.
10.2*	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant.
10.3*	Form of Registration Rights Agreement among the Registrant, Tiga Sponsor LLC and the Holders signatory thereto.
10.4*	Form of Private Placement Warrants Purchase Agreement between the Registrant and the Holders signatory thereto.
10.5*	Form of Indemnity Agreement for directors and officers of the Registrant.
10.6*	Promissory Note, dated as of July 27, 2020, issued to Tiga Sponsor LLC.
10.7*	Securities Subscription Agreement, dated as of July 27, 2020 between Tiga Sponsor LLC and the Registrant.
10.8*	Form of Administrative Services Agreement between the Registrant and Tiga Investments Pte Ltd.
10.9*	Amended and Restated Forward Purchase Agreement, dated as of November 4, 2020 between Tiga Sponsor LLC and the Registrant.
14*	Form of Code of Business Conduct and Ethics.
23.1*	Consent of WithumSmith+Brown, PC.
23.2*	Consent of Milbank LLP (included on Exhibit 5.1).
23.3*	Consent of Maples and Calder (included on Exhibit 5.2).
24*	Power of Attorney (included on signature page).
99.1*	Form of Audit Committee Charter.
99.2*	Form of Compensation Committee Charter.
99.3*	Form of Nominating and Corporate Governance Committee Charter.
99.4*	Consent of David Ryan.
99.5*	Consent of Carman Wong.
99.6*	Consent of Ben Falloon.
___________________
*          Previously filed.
**          Filed herewith.

Item 17.                    Undertakings.

(a)
The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
For the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)
For the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of an undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by an undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

EXHIBIT INDEX

Exhibit No.	Description
1.1**	Form of Underwriting Agreement.
3.1*	Memorandum and Articles of Association.
3.2*	Form of Amended and Restated Memorandum and Articles of Association.
4.1*	Form of Specimen Unit Certificate.
4.2*	Form of Specimen Ordinary Share Certificate.
4.3*	Form of Specimen Warrant Certificate (included in Exhibit 4.4).
4.4*	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.
5.1**	Opinion of Milbank LLP.
5.2**	Opinion of Maples and Calder, Cayman Islands Legal Counsel to the Registrant.
10.1*	Form of Letter Agreement among the Registrant, Tiga Sponsor LLC. and each of the directors and officers of the Registrant.
10.2*	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant.
10.3*	Form of Registration Rights Agreement among the Registrant, Tiga Sponsor LLC and the Holders signatory thereto.
10.4*	Form of Private Placement Warrants Purchase Agreement between the Registrant and the Holders signatory thereto.
10.5*	Form of Indemnity Agreement for directors and officers of the Registrant.
10.6*	Promissory Note, dated as of July 27, 2020, issued to Tiga Sponsor LLC.
10.7*	Securities Subscription Agreement, dated as of July 27, 2020 between Tiga Sponsor LLC and the Registrant.
10.8*	Form of Administrative Services Agreement between the Registrant and Tiga Investments Pte Ltd.
10.9*	Amended and Restated Forward Purchase Agreement, dated as of November 4, 2020 between Tiga Sponsor LLC and the Registrant.
14*	Form of Code of Business Conduct and Ethics.
23.1*	Consent of WithumSmith+Brown, PC.
23.2*	Consent of Milbank LLP (included on Exhibit 5.1).
23.3*	Consent of Maples and Calder (included on Exhibit 5.2).
24**	Power of Attorney (included on signature page).
99.1*	Form of Audit Committee Charter.
99.2*	Form of Compensation Committee Charter.
99.3*	Form of Nominating and Corporate Governance Committee Charter.
99.4*	Consent of David Ryan.
99.5*	Consent of Carman Wong.
99.6*	Consent of Ben Falloon.
__________________
*          Previously filed.
**          Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore, on the 19th day of November, 2020.

TIGA ACQUISITION CORP.

By:	/s/ George Raymond Zage III
Name: George Raymond Zage III
Title: Chairman and CEO

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints George Raymond Zage III, each acting alone, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-1 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated

Signature	Position	Date
/s/ George Raymond Zage III	Chairman, Director and CEO (principal executive officer)	November 19, 2020
George Raymond Zage III

/s/ Ashish Gupta	Director and President	November 19, 2020
Ashish Gupta

/s/ Diana Luo	Chief Financial Officer (principal financial and accounting officer)	November 19, 2020
Diana Luo

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, solely in its capacity as the duly authorized representative of Tiga Acquisition Corp., in the City of Newark, State of Delaware, on the 19th day of November, 2020.

TIGA ACQUISITION CORP.

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Authorized Representative